FOR IMMEDIATE RELEASE

Media	Investor Relations
Media@Labcorp.com	Investor@Labcorp.com

Labcorp to Speak at the 44th Annual J.P. Morgan Healthcare Conference

BURLINGTON, N.C., (Dec. 30, 2025) — Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, announced today that the company will participate in a fireside chat at the 44th Annual J.P. Morgan Healthcare Conference on Tuesday, Jan. 13, at 4:30 p.m. PT.

A live audio webcast of the fireside chat will be available via the Company Investor Relations website at ir.Labcorp.com and archived for replay.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 70,000 employees serve clients in approximately 100 countries, provided support for more than 75% of the new drugs and therapeutic products approved in 2024 by the FDA, and perform more than 700 million tests annually for patients around the world. Learn more about us at www.labcorp.com.